Exhibit 10.2

FORM OF

TAX SHARING AGREEMENT

BY AND BETWEEN

ALTRIA GROUP, INC.

AND

PHILIP MORRIS INTERNATIONAL INC.

DATED AS OF

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8.03	Characterization of Payments	14

ARTICLE IX MISCELLANEOUS		15

9.01	Allocation	15
9.02	Payment of Reserves	15
9.03	Cooperation and Exchange of Information	15
9.04	Retention of Records	16
9.05	Dispute Resolution	16
9.06	Changes in Law	16
9.07	Confidentiality	17
9.08	Successors	17
9.09	Authorization	17
9.10	Notices	17
9.11	Entire Agreement	18
9.12	Section Captions	18
9.13	Governing Law	18
9.14	Counterparts	18
9.15	Waiver and Amendments	18
9.16	Effective Date	19
9.17	Termination	19

ii

TAX SHARING AGREEMENT

THIS TAX SHARING AGREEMENT dated as of                          (the “Agreement”) is between Altria Group, Inc., a Virginia corporation (“Altria”), and Philip Morris International Inc., a Virginia corporation (“PMI”) (sometimes referred to herein individually as “Party”, or together, as “Parties”).

W I T N E S S E T H:

WHEREAS, Altria is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, PMI is a member of the affiliated group of corporations with respect to which Altria is the common parent corporation;

WHEREAS, as set forth in the Distribution Agreement by and between Altria and PMI, dated as of January 30, 2008 (the “Distribution Agreement”), and subject to the terms and conditions thereof, Altria will distribute on a pro rata basis to the holders of Altria common stock all of the outstanding shares of PMI common stock then owned by Altria (the “Distribution”);

WHEREAS, the Distribution is intended to qualify as a tax-free distribution to Altria and its shareholders under Section 355 of the Code; and

WHEREAS, in contemplation of the Distribution, pursuant to which PMI (and its direct and indirect Subsidiaries) will cease to be a member of the affiliated group of corporations with respect to which Altria is the common parent corporation, the Parties hereto have determined to enter into this Agreement, setting forth their agreement with respect to certain tax matters;

NOW, THEREFORE in consideration of the premises and mutual covenants herein contained, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01 General. For the purposes of this Agreement, the terms set forth below shall have the following meanings.

“Altria Consolidated Return Group” means Altria and any direct or indirect Subsidiary of Altria that is, from time to time, a member of the affiliated group of corporations with respect to which Altria is the common parent corporation. For the avoidance of doubt, the Altria Consolidated Return Group includes, but is not limited to, any company that for any period prior to the execution of this Agreement was a direct or indirect Subsidiary of Altria and that during such period was eligible to join with Altria, with respect to Federal Income Taxes, in the filing of a consolidated United States Federal Income Tax return.

“Altria U.S. Group” means Altria and any direct or indirect Subsidiary of Altria that is not also a member of the PMI Group or otherwise a direct or indirect Subsidiary of PMI and that would be eligible, from time to time, to join with Altria, with respect to Federal Income Taxes, in the filing of a consolidated United States Federal Income Tax return and/or, with respect to Combined State Taxes, in the filing of a consolidated, combined or unitary income or franchise tax return. For the avoidance of doubt, the Altria U.S. Group includes, but is not limited to, any company that for any period prior to the execution of this Agreement was a direct or indirect Subsidiary of Altria and that during such period was eligible to join with Altria, with respect to Federal Income Taxes, in the filing of a consolidated United States Federal Income Tax return and, with respect to Combined State Taxes, in the filing of a consolidated, combined or unitary income or franchise tax return, but only if and to the extent that such company was not a member of the PMI Group during such period.

“Altria U.S. Group Tax” means with respect to any taxable period (or portion thereof) (i) the Federal Income Tax liability of the Altria Consolidated Return Group less the PMI Federal Income Tax Liability; (ii) the Altria Combined State Tax liability less the PMI Combined State Tax Liability; (iii) any other Tax imposed on any member of the Altria U.S. Group or, with respect to any taxable year, any other Tax imposed on any direct or indirect Subsidiary of Altria (excluding, however, the PMI Group and any direct or indirect Subsidiary of PMI) that is not a member of the Altria U.S. Group; and (iv) liability of any member of the Altria U.S. Group for the payment of any amounts of the type described in (i), (ii) or (iii) as a result of any express or implied obligation to indemnify any other person.

“Combined State Tax” means, with respect to each state or local taxing jurisdiction, any income or franchise tax payable to such state or local taxing jurisdiction in which a member of the PMI Group files tax returns with a member of the Altria U.S. Group on a consolidated, combined or unitary basis for purposes of such income or franchise tax.

“Distribution Date” shall mean the date on which the Distribution becomes effective.

“Distribution Taxes” shall mean any Taxes imposed on, increase in Taxes incurred by, or reduction of a Tax Asset of Altria, and any Taxes of an Altria shareholder that are paid or reimbursed by Altria, together with any fines or penalties, pursuant to a Final Determination resulting from, or arising in connection with, the failure of the Distribution to qualify as a tax-free transaction under Section 355 of the Code (including, without limitation, any Tax resulting from the application of Section 355(d) or Section 355(e) to the Distribution) or corresponding provisions of the laws of any other jurisdictions. Any Tax referred to in the immediately preceding sentence shall be determined using the highest applicable statutory corporate income tax rate for the relevant taxable period (or portion thereof).

“Effective Realization” (and the correlative term “Effectively Realized”) means, with respect to a tax saving or tax benefit, including from the use of any Tax Asset, the earliest to occur of (i) the receipt by Altria or PMI (or any other member of Altria U.S. Group or PMI Group) of cash from a Taxing Authority reflecting such tax saving or tax benefit, or (ii) the application of such tax saving or tax benefit to reduce any payments, including estimated tax payments, with respect to (A) the tax liability on a return of any of such entities or of any consolidated group of which any of such entities is a member, or (B) any other outstanding tax liability of any of such entities or of any such consolidated group, provided that any reference in this definition to tax shall include, without limitation, a reference to a recovery of statutory interest.

“Federal Income Tax” means any Tax imposed under Subtitle A of the Code and any related interest and any penalties, additions to such Tax, or additional amounts imposed with respect thereto.

“Final Determination” shall mean (i) with respect to Federal Income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870-AD and, with respect to taxes other than Federal Income Taxes, any decision, judgment, decree or other order by a court of competent jurisdiction that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise; (ii) a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a State, local, or foreign taxing jurisdiction; (iii) the payment of tax by any member of the Altria Consolidated Return Group with respect to any item disallowed or adjusted by a Taxing Authority, provided that Altria determines that no action should be taken to recoup such payment; or (iv) any other final disposition, by mutual agreement of the Parties or by reason of the expiration of a statute of limitations or period for the filing of claims for refunds, amended returns, or appeals from adverse determinations.

“PMI Combined State Tax Liability” shall mean, with respect to any taxable period (or portion thereof) in the Pre-Distribution Period, an amount of Combined State Taxes, including any interest, penalties and other additions to such taxes for such taxable year except to the extent attributable to Altria’s negligence, determined by taking the total separately computed state income or franchise tax liabilities of the PMI Group over the total separately computed state income or franchise tax liabilities of the Altria Consolidated Return Group multiplied by the combined state income or franchise tax liability of the Altria Consolidated Return Group.

“PMI Current Federal Income Tax Provision” shall mean, with respect to any financial statement year (or portion thereof) in the Pre-Distribution Period, the sum of the PMI Group’s current federal income tax provision determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) recorded on the PMI Group’s books and records and reported in the PMI Group’s published financial statements.

“PMI Federal Income Tax Liability” shall mean, with respect to any taxable period (or portion thereof) in the Pre-Distribution Period, the sum of the PMI Group’s Federal Income Tax liability and other additions to such Taxes except to the extent attributable to Altria’s negligence (as determined under the applicable principles of agency law rather than Section 6662 of the Code) for such taxable period (or portion thereof), computed as if the PMI Group were not and never were part of the Altria Consolidated Return Group, but rather were a separate affiliated group of corporations filing a consolidated United States Federal Income Tax return pursuant to Section 1501 of the Code (provided, however, that transactions with members of the Altria U.S. Group or between members of the PMI Group shall be reflected according to the provisions of the consolidated return regulations promulgated under the Code governing intercompany transactions). Such computation shall be made: (A) without regard to the income, deductions (including net operating loss and capital loss deductions) and credits in any year of any member of the Altria Consolidated Return Group that is not a member of the PMI Group, (B) by taking account of any Tax Asset of the PMI Group in accordance with Section 2.02(e) hereof, (C) with regard to net operating loss and capital loss carryforwards and carrybacks and minimum tax credits from earlier years of the PMI Group, (D) as though the highest rate of tax specified in Section 11(b) of the Code were the only rate set forth in that subsection, and (E) reflecting the positions, elections and accounting methods and periods used with respect to the PMI Group in preparing the Altria consolidated Federal Income Tax return.

“PMI Group” shall mean PMI and any direct or indirect Subsidiary of PMI that would be eligible, from time to time, to join with PMI, with respect to Federal Income Taxes, in the filing of a consolidated United States Federal Income Tax return and, with respect to Combined State Taxes, in the filing of a consolidated, combined or unitary income or franchise tax return if PMI were not a member of the Altria Consolidated Return Group. For the avoidance of doubt, the PMI Group includes, but is not limited to, any company that for any period prior to the execution of this Agreement was a direct or indirect Subsidiary of PMI and that during such period would have been eligible to join with PMI, with respect to Federal Income Taxes, in the filing of a consolidated United States Federal Income Tax return and, with respect to Combined

State Taxes, in the filing of a consolidated, combined or unitary income or franchise tax return if PMI were not a member of the Altria Consolidated Return Group, but only if and to the extent that such company was not a member of the Altria U.S. Group during such period.

“PMI Group Tax” means (i) PMI Federal Income Tax Liability; (ii) PMI Combined State Tax Liability; (iii) any other Tax imposed on any member of the PMI Group or, with respect to any taxable year, any other Tax imposed on any direct or indirect Subsidiary of PMI that is not a member of the PMI Group; and (iv) liability of any member of the PMI Group for the payment of any amounts of the type described in (i), (ii) or (iii) as a result of any express or implied obligation to indemnify any other person.

“PMI Pro Forma Combined State Return” means, for each state in which a combined state income tax return may be filed, either a formal combined state income tax return, or, in the alternative, a schedule on which the PMI Combined State Tax Liability is reflected.

“PMI Pro Forma Federal Return” means either a formal Form 1120, or, in the alternative, a schedule on which the PMI Federal Income Tax Liability is reflected.

“Post-Distribution Period” means any taxable period (or portion thereof) beginning after the close of business on the Distribution Date.

“Pre-Distribution Period” means any taxable period (or portion thereof) ending on or before the close of business on the Distribution Date.

“Ruling and Tax Opinion Documents” means (i) the private letter ruling received from the Internal Revenue Service regarding certain tax consequences of the Distribution, (ii) the request for private letter ruling submitted to the Internal Revenue Service in connection with the Distribution (including all supplemental submissions) and (iii) the tax opinion related to the Distribution delivered by Sutherland Asbill & Brennan LLP (“Tax Advisor”), including all exhibits to each, which contain, inter alia, information and representations provided by Altria and PMI in connection with the Distribution.

“Subsidiary” means any corporation or other legal entity (or any successor thereto) directly or indirectly “controlled”, where “control” means the ownership of 50% or more of the ownership interests (by vote or value) of such corporation or other legal entity (or any successor thereto) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other legal entity.

“Tax” or “Taxes” shall mean all national, federal, state (including, but not limited to the Ohio Commercial Activities tax or the Texas Margin tax), county, local, foreign or other taxes, levies, or imposts, including any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, capital stock, occupation, property, real property gains, social security or disability, environmental or windfall profit tax, premium, custom duty or other tax, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (United States or non-United States).

“Tax Asset” means any federal or state net operating loss, net capital loss, general business credit, foreign tax credit, charitable deduction, or any other loss, credit, deduction, or tax attribute which could reduce any Tax (including, without limitation, deductions, credits, alternative minimum net operating loss carryforwards related to alternative minimum taxes or additions to the basis of property).

“Taxing Authority” means any governmental authority (whether United States or non-United States, and including, without limitation, any state, municipality, political subdivision or governmental agency) responsible for the imposition of any Tax.

“Tax Contest” means any audit, review, examination, assessment, notice of deficiency or any other administrative or judicial proceeding with the purpose or effect of redetermining any Taxes (including any administrative or judicial review of any claim for refund).

“Tax-Free Status” means qualification of the Distribution as tax-free under Section 355 of the Code.

ARTICLE II

TAX SHARING

2.01 General. For each taxable year of the Altria Consolidated Return Group for which a United States consolidated Federal Income Tax return is filed that includes any Pre-Distribution Period of the PMI Group, PMI shall pay to Altria an amount equal to the sum of the PMI Federal Income Tax Liability for such taxable year as shown on a PMI Pro Forma Federal Return. For each taxable year of the Altria Consolidated Return Group for which a Combined State Tax return is filed that includes any Pre-Distribution Period of the PMI Group, PMI shall pay to Altria an amount equal to the PMI Combined State Tax Liability for such taxable year as shown on a PMI Pro Forma Combined State Return.

2.02 Payment of Taxes.

(a) Estimated Payments. Not later than thirty days after the Distribution Date, PMI shall identify on its books the PMI Current Federal Income Tax Provision for that portion of the current quarter that ends on the Distribution Date, determined in accordance with United States GAAP, and shall transfer such amount to Altria within thirty days after the Distribution Date.

(b) Preparation and Delivery of Estimated Pro Formas. On a date that is at least thirty days prior to the due date for the Altria Consolidated Return Group’s consolidated Federal Income Tax return for a taxable year to which Section 2.01 of this Agreement applies, PMI shall deliver to Altria a PMI Pro Forma Federal Return reflecting the PMI Federal Income Tax Liability on an estimated basis. On a date that is at least ten days prior to the due date for each Combined State Tax return for a taxable year to which Section 2.01 of this Agreement applies, PMI shall deliver to Altria a PMI Pro Forma Combined State Return (together with the PMI Pro Forma Federal Return, the “PMI Pro Forma Returns”) reflecting the relevant PMI Combined State Tax Liability on an estimated basis. PMI’s preparation and delivery of the PMI Pro Forma Federal Return shall include related schedules and returns, including, but not limited to, preparation of Form 1118 or in the alternative, a schedule reflecting what is on Form 1118, for purposes of computing any separate foreign tax credit limitation under Section 904(d) of the Code.

(c) Preparation and Delivery of Final Pro Formas. On or before November 1 following the end of any taxable year to which Section 2.01 of this Agreement applies, Altria shall deliver to PMI a PMI Pro Forma Federal Return reflecting the PMI Federal Income Tax Liability. On or before December 15 following the end of any taxable year to which Section 2.01 of this Agreement applies, Altria shall deliver to PMI a PMI Pro Forma Combined State Return reflecting the relevant PMI Combined State Tax Liability. Altria’s preparation and delivery of the PMI Pro Forma Federal Return hereunder shall include related schedules and returns, including, but not limited to, preparation of Form 1118 or in the alternative, a schedule reflecting what is on Form 1118, for purposes of computing any separate foreign tax credit limitation under Section 904(d) of the Code.

(d) Reconciliation of Payments. On or before November 1 following the end of any taxable year to which Section 2.01 of this Agreement applies, PMI shall pay to Altria, or Altria shall pay to PMI, as appropriate, an amount equal to the difference, if any, between: (x) the PMI Federal Income Tax Liability reflected on the PMI Pro Forma Federal Return for such year; and (y) the aggregate amount of the payments of the PMI Current Federal Income Tax Provision for such year made pursuant to Section 2.02(a) of this Agreement. On or before December 15 following the end of any taxable year to which Section 2.01 of this Agreement applies, PMI shall pay to Altria the PMI Combined State Tax Liability as reflected on the PMI Pro Forma Combined State Return.

(e) Use of Tax Assets. If a PMI Pro Forma Return reflects a Tax Asset that may under applicable law be used to reduce a Federal Income Tax or Combined State Tax liability of the Altria U.S. Group for any taxable period, Altria shall pay to PMI, or shall reduce the amount owed by PMI to Altria by, an amount equal to the actual tax saving produced by such Tax Asset within thirty days after such tax saving has been Effectively Realized by the Altria U.S. Group. The amount of any such tax saving for any taxable period shall be the amount of the reduction in Taxes payable to a Taxing Authority with respect to such tax period, including with respect to any estimated Tax payments, as compared to the Taxes that would have been payable to a Taxing Authority by the Altria U.S. Group with respect to such tax period in the absence of such Tax Asset. To the extent PMI has been compensated for any Tax Asset prior to the filing of a final tax return for any year, including with respect to any estimated payments for such year, Altria shall pay to PMI, or PMI shall pay to Altria, as appropriate, the difference between the amount Effectively Realized with respect to each Tax Asset with respect to such interim payments and the amount Effectively Realized with respect to the filing of the final tax return.

2.03 Carrybacks from Post-Distribution Period.

(a) Within thirty days after Effective Realization by the Altria Consolidated Return Group, Altria agrees to pay to PMI the actual tax benefit from the carryback of any Tax Asset of the PMI Group from a Post-Distribution Period. Such benefit shall be equal to (i) the amount of Federal Income Taxes or Combined State Taxes, as the case may be, that would have been payable (or of the Federal Income Tax or Combined State Tax refund actually receivable) by the Altria Consolidated Return Group for such period in the absence of such carryback, minus (ii) the amount of Federal Income Taxes or Combined State Taxes, as the case may be, actually payable for such period (or of the Federal Income Tax or Combined State Tax refund that would have been receivable) by the Altria Consolidated Return Group.

(b) If, subsequent to the payment by Altria to PMI of any amount pursuant to (or in accordance with the principles of) Section 2.03(a), there shall be a Final Determination that results in a disallowance or a reduction of the Tax Asset of the PMI Group so carried back, PMI shall repay to Altria, within thirty days after such Final Determination, any amount that would not have been payable to PMI pursuant to (or in accordance with the principles of) Section 2.03(a) of this Agreement had the amount of the tax benefit been determined in light of the Final Determination. In addition, PMI shall hold each member of the Altria U.S. Group harmless from any penalty or interest payable by any member of the Altria U.S. Group as a result of any such Final Determination. Any such amount shall be paid by PMI within thirty days of the payment by the Altria U.S. Group of any such penalty or interest.

2.04 Preparation of Returns.

(a) For each taxable year to which Section 2.01 of this Agreement applies that the Altria Consolidated Return Group elects to file a consolidated Federal Income Tax return as permitted by Section 1501 of the Code or any Combined State Tax return, Altria shall prepare and file such return and any other returns, documents or statements required to be filed with the Internal Revenue Service with respect to the determination of the Federal Income Tax liability of the Altria Consolidated Return Group and with the appropriate Taxing Authorities with respect to the determination of the Combined State Tax liability of the Altria Consolidated Return Group. With respect to such return preparation, Altria shall not discriminate among any members of the Altria Consolidated Return Group. Altria shall have the right with respect to any consolidated Federal Income Tax returns or Combined State Tax returns that it has filed or will file to determine (i) the manner in which such returns, documents or statements shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported; (ii) whether any extensions should be requested; and (iii) the elections that will be made by any member of the Altria Consolidated Return Group. Each member of the PMI Group hereby irrevocably appoints Altria as its agent and attorney-in-fact to take any action (including the execution of documents) Altria may deem necessary or appropriate to implement this Section 2.04.

(b) With respect to any Tax return other than a United States consolidated Federal Income Tax return that includes any Pre-Distribution Period of the PMI Group or any Combined State Tax return, the Party that bears indemnification responsibility under Article IV of this Agreement shall be responsible for the preparation and filing of such Tax return; provided, however, that in the preparation and filing of such Tax return, such Party shall not take any position (or make any election) that is inconsistent with any position or election made by Altria in connection with the preparation and filing of any United States consolidated Federal Income Tax return that includes any Pre-Distribution Period of the PMI Group or any Combined State Tax return.

ARTICLE III

REFUNDS

3.01 Refunds.

(a) If, with respect to any PMI Group Tax, Altria receives a refund, offset or credit, Altria shall remit to PMI within thirty days of Effective Realization the amount of such refund, offset or credit, together with any interest received thereon.

(b) If, with respect to any Altria U.S. Group Tax, PMI receives a refund, offset or credit, PMI shall remit to Altria within thirty days of Effective Realization the amount of such refund, offset or credit, together with any interest received thereon.

(c) Any payments required to be made by Sections 3.01(a) or 3.01(b) of this Agreement shall be paid net of any Tax liability to a Party resulting from such Party’s receipt of such refund from the Taxing Authority.

ARTICLE IV

INDEMNIFICATION

4.01 General Indemnification.

(a) Altria will indemnify each member of the PMI Group or any other direct or indirect Subsidiary of PMI against and hold it harmless from (1) any Altria U.S. Group Tax or any adjustments made by a Taxing Authority that would result in an increase in any Altria U.S. Group Tax; and (2) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorney’s fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax or adjustment described in this subsection. Notwithstanding any other provision of this Agreement to the contrary, Altria’s indemnification responsibility for Distribution Taxes, if any, shall be determined solely under Section 4.02(a) of this Agreement.

(b) PMI will indemnify each member of the Altria U.S. Group or any other direct or indirect Subsidiary of Altria other than a member of the PMI Group or any other direct or indirect Subsidiary of PMI against and hold it harmless from (1) any PMI Group Tax, or any adjustments made by a Taxing Authority that would result in an increase in any PMI Group Tax, or any adjustments by a Taxing Authority that result in a disallowance or reduction of any Tax Asset of the PMI Group that was used to reduce any Altria U.S. Group Tax; and (2) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorney’s fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax or adjustment described in this subsection. Notwithstanding any other provision of this Agreement to the contrary, PMI’s indemnification responsibility for Distribution Taxes, if any, shall be determined solely under Section 4.02(b) of this Agreement.

4.02 Indemnification for Distribution Taxes.

(a) Notwithstanding any other provision of this Agreement to the contrary, Altria shall indemnify and hold harmless each member of the PMI Group or any other direct or indirect Subsidiary of PMI from and against (1) any and all Distribution Taxes that are not the responsibility of PMI pursuant to Section 4.02(b) of this Agreement and (2) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorney’s fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax or adjustment described in this subsection.

(b) Notwithstanding any other provision of this Agreement to the contrary, PMI agrees to indemnify and hold harmless each member of the Altria U.S. Group or any other direct or indirect Subsidiary of Altria other than a member of the PMI Group or any other direct or indirect Subsidiary of PMI from and against (1) any and all Distribution Taxes resulting from or attributable to (i) any act or failure to act on the part of PMI (or any member of the PMI Group or any other direct or indirect Subsidiary of PMI) following the Distribution; or (ii) any breach by PMI (or any other member of PMI Group or any other direct or indirect Subsidiary of PMI) of any of the representations or covenants set forth in Articles V and VI of this Agreement or any representations with respect to PMI in the Ruling and Tax Opinion Documents and (2) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorney’s fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax or adjustment described in this subsection.

4.03 Indemnification Payments. In the event that a Party is entitled to receive indemnification under this Article IV with respect to any Tax for which there has been a Final Determination, such Party (“Indemnified Party”) shall send to the other Party (“Indemnifying Party”) an invoice requesting payment accompanied by a statement describing in reasonable detail the amount owed and the particulars relating thereto. The Indemnifying Party shall pay to the Indemnified Party any payment owed under this Article IV within thirty days (or within another time period mutually agreed to by the Parties) after the receipt of the invoice for such payment.

ARTICLE V

REPRESENTATIONS

5.01 Altria and PMI Representations. Altria and PMI each represent that the information and representations with respect to Altria or PMI, as the case may be, that are included in the Ruling and Tax Opinion Documents are accurate and complete as of the date hereof.

ARTICLE VI

COVENANTS

6.01 Altria and PMI Covenants. Altria and PMI each covenant (1) to use their best efforts to verify that the foregoing representations made by it in Article V are accurate and complete as of the Distribution Date and (2) if, after the date hereof, either obtains information indicating, or otherwise becomes aware, that any such representations are or may be inaccurate or incomplete, promptly to inform Altria or PMI, as the case may be.

6.02 Specific PMI Covenants. PMI may take actions inconsistent with the representations in Section 5.01 of this Agreement and covenants in this Section 6.02 only if, prior to taking such action, PMI (1) provides notification, upon determining that it shall pursue such action, to Altria of its plans with respect to such action, and promptly responds to any inquiries made by Altria following such notification, and (2) obtains Altria’s written consent to such action (such consent not to be unreasonably withheld). Notwithstanding the foregoing, any Altria consent shall not relieve PMI of any of its liabilities or obligations under this Agreement, including, but not limited to, any PMI indemnity obligation arising under Section 4.02(b) of this Agreement. PMI covenants to Altria that:

(a) During the two-year period following the Distribution Date, PMI will not liquidate or merge or consolidate with any other person in one or more transactions pursuant to which the shareholders of the other person(s) in such transaction(s) hold directly or indirectly a forty percent or greater interest (by vote or value) in the combined company.

(b) During the two-year period following the Distribution Date, PMI and each of its Subsidiaries will not transfer all or substantially all of its assets in a transaction, including all or substantially all of the assets of PMI’s active trade or business used to satisfy Section 355(b) of the Code.

(c) During the two-year period following the Distribution Date, PMI will continue the active conduct of its trade or business used to satisfy Section 355(b) of the Code.

(d) PMI will not redeem or repurchase PMI stock in a manner contrary to the requirements of Revenue Procedure 96-30 or in any other manner contrary to the representations made in the Ruling and Tax Opinion Documents.

(e) During the two-year period following the Distribution Date, PMI will not issue, in one or more transactions, PMI stock (or any instrument that is convertible or exchangeable into such PMI stock) that in the aggregate represents more than a forty percent interest (by vote or value) of PMI.

(f) During the two-year period following the Distribution Date, PMI will not enter into any negotiations, agreements, understandings, or arrangements with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of options or otherwise, option grants, capital contributions or acquisitions or a series of such transactions or events, but excluding the Distribution) that may alone or in the aggregate cause the Distribution to be treated as part of a plan (i) pursuant to which one or more persons would acquire directly or indirectly stock of PMI representing a forty percent or greater interest (by vote or value); or (ii) which would result in a transaction described in Section 6.02(a) above.

(g) PMI will not otherwise take any action or fail to take any other action, which action or failure to act may result in Distribution Taxes.

(h) For purposes of paragraphs (a), (e) and (f) of Section 6.02, whether a forty percent or greater ownership change is or would be involved in one or more transactions shall be determined under multiple methods that reflect the differing number of PMI shares outstanding at various times (e.g., on the Distribution Date, immediately prior to each transaction, etc.) and the method chosen shall be the one that results in the largest potential ownership change. For the avoidance of doubt, for purposes of paragraphs (a), (e) and (f) of Section 6.02, whether a forty percent or greater ownership change is or would be involved in one or more transactions shall be measured by aggregating the ownership change attributable to all transactions of the types described in (a), (e) and (f).

ARTICLE VII

TAX CONTESTS

7.01 Representation with Respect to Tax Contests. Altria shall have the right to (i) contest, compromise, or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of any consolidated or combined return filed by the Altria Consolidated Return Group; (ii) file, prosecute, compromise or settle any claim for refund; and (iii) determine whether any refunds to which the Altria Consolidated Return Group may be entitled shall be received by way of refund or credited against the tax liability of the Altria Consolidated Return Group; provided, however, that Altria shall be obligated to act in good faith with respect to any Tax Contest of any consolidated or combined return filed by the Altria Consolidated Return Group which involves a Tax or adjustment for which PMI is liable pursuant to this Agreement (“PMI Tax Contest”). Specifically, Altria shall, in good faith, (i) consult with PMI regarding its comments with respect to any such PMI Tax Contest, including any correspondence or filings submitted in connection therewith; (ii) consult with PMI as to strategy and settlement decisions with respect to any PMI Tax Contest, including any correspondence or filings submitted in connection therewith; and (iii) use its best efforts to arrive at a settlement of any such PMI Tax Contest that reflects the ultimate merits of the issues without taking into account the fact that PMI is liable for the Tax or adjustment under this Agreement.

(a) With respect to any PMI Tax Contest, Altria shall (i) keep PMI informed in a timely manner of all actions taken or proposed to be taken by Altria and (ii) timely provide PMI with copies of any correspondence or filings submitted to any Taxing Authority in connection with any contest, litigation, compromise or settlement relating to any such adjustment in any such Tax Contest. In addition, with respect to any Tax Contest in which a Taxing Authority has asserted a position that may result in a PMI indemnification obligation arising under Section 4.02(b) of this Agreement, PMI shall have the right, at its own expense, to attend and participate in any such Tax Contest.

(b) The failure of Altria timely to forward notification in accordance with Section 7.01(a) shall not relieve PMI of any obligation to pay such Tax or adjustment or indemnify Altria, except to the extent PMI was actually materially prejudiced by such failure, and in no event shall such failure relieve PMI from any other liability or obligation which it may have to Altria.

ARTICLE VIII

PAYMENTS

8.01 Method of Payment. All payments required by this Agreement shall be made by (1) wire transfer to the appropriate bank account as may from time to time be designated by the Parties for such purpose, or (2) any other method agreed to by the Parties. All payments due under this Agreement shall be deemed to be paid when available funds are actually received by the payee.

8.02 Interest. Any payment required by this Agreement that is not made on or before the date required hereunder shall bear interest, from and after such date through the date of payment, calculated at the rate determined under Section 6621(a)(2) of the Code as modified by Section 6621(c) of the Code or as otherwise determined by any relevant Taxing Authority.

8.03 Characterization of Payments. For all Tax purposes, the Parties hereto agree to treat, and to cause their respective affiliates to treat, (1) any payment required by this Agreement (to the extent not otherwise treated as a payment in respect of an existing intercompany account) either as a contribution by Altria to PMI or a distribution by PMI to Altria, as the case may be, occurring immediately prior to the Distribution and (2) any payment of interest or non-Federal Income Taxes by or to a Tax Authority, as taxable or deductible, as the case may be, to the Parties entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case, except as otherwise mandated by applicable law or a Final Determination; provided that in the event it is determined (i) pursuant to applicable law that it is more likely than not, or (ii) pursuant to a Final Determination, that any such treatment is not permissible (or that an Indemnified Party nevertheless suffers an income Tax or other Tax detriment as a result of such payment), the payment in question shall be adjusted to place the Indemnified Party in the same after-tax position it would have enjoyed absent such applicable law or Final Determination.

ARTICLE IX

MISCELLANEOUS

9.01 Allocation. Altria may, at its option, elect, and the PMI Group shall join it in electing (if necessary), to ratably allocate items (other than extraordinary items) of the PMI Group in accordance with relevant provisions of Treasury Regulations Section 1.1502-76. If Altria makes such an election, the members of the PMI Group shall provide to Altria such statements as are required under the regulations and other appropriate assistance.

9.02 Payment of Reserves. Within thirty days after the Distribution Date, Altria shall pay to PMI an amount equal to the Federal Income Tax reserve for uncertain Tax positions attributable to the PMI Group and recorded on the books and records of Altria as of the Distribution Date.

9.03 Cooperation and Exchange of Information.

(a) Altria and PMI shall each cooperate fully with all reasonable requests from the other Party in connection with the preparation and filing of Tax returns, claims for refund, and audits concerning issues or other matters covered by this Agreement (including, without limitation, cooperating in meeting those deadlines as established and reasonably determined by Altria to be necessary to facilitate the timely filing of any United States consolidated Federal Income Tax return of the Altria Consolidated Return Group). Such cooperation shall include, without limitation:

(i) the retention until the expiration of the applicable statute of limitations, and the provision upon request, of Tax returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to the Tax returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii) the execution of any document that may be necessary or reasonably helpful in connection with any audit, or the filing of a Tax return or refund claim by a member of the Altria U.S. Group or the PMI Group, including certification, to the best of a Party’s knowledge, of the accuracy and completeness of the information it has supplied;

(iii) for each taxable year of the Altria Consolidated Return Group for which a United States consolidated Federal Income Tax return is filed that includes any Pre-Distribution Period of the PMI Group, the use of the same tax preparation software required to facilitate the filing of the Altria Group Consolidated Return;

(iv) the use of the Party’s best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing. Each Party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters; and

(v) the participation in regularly scheduled meetings between the Parties to further the purposes of this Agreement.

(b) If a Party fails to comply with any of its obligations set forth in Section 9.03(a) of this Agreement upon reasonable request and notice by the other Party, and such failure results in the imposition of additional Taxes, the nonperforming Party shall be liable in full for such additional Taxes.

9.04 Retention of Records. A Party intending to dispose of documentation of Altria (or any other member of the Altria U.S. Group) or PMI (or any other member of the PMI Group), including without limitation, books, records, Tax returns and all supporting schedules and information relating thereto (after the expiration of the applicable statute of limitations), which relates to Tax returns described in Section 2.04 (to the extent it affects the separate Tax liability of PMI (or any other member of the PMI Group) or Altria (or any other member of the Altria U.S. Group)) shall provide written notice to the other Party describing the documentation to be destroyed or disposed of at least sixty days prior to taking such action. The other Party may arrange to take delivery of the documentation described in the notice at its expense during the succeeding sixty day period. The documentation described in the notice will not be disposed of without the affirmative written consent of an officer of the notified Party.

9.05 Dispute Resolution. Any and all disputes between the Parties relating to this Agreement, including the interpretation or application thereof, shall be resolved through the procedures provided in Article VI of the Distribution Agreement.

9.06 Changes in Law. Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law. If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become unlawful, impracticable or impossible, the Parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

9.07 Confidentiality. Each Party shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such Party) concerning the other Party hereto furnished to it by such other Party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) in the public domain through no fault of such Party, (2) later lawfully acquired from other sources not known to be under a duty of confidentiality by the Party to which it was furnished, or (3) independently developed), and each Party shall not release or disclose such information to any other person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section 9.07. Each Party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other Party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

9.08 Successors. This agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the Parties hereto (including, but not limited to, any successor of Altria and PMI succeeding to the tax attributes of such Party under Section 381 of the Code), to the same extent as if such successor had been an original Party hereto.

9.09 Authorization, etc. Each of the Parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement; that this Agreement has been duly authorized by all necessary corporate action on the part of such Party; that this Agreement constitutes a legal, valid and binding obligation of each such Party; and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such Party.

9.10 Notices. All notices, requests, and other communications to any Party hereunder shall be in writing (including electronic mail and facsimile transmission) and shall be given to:

If to Altria, to:

Altria Group, Inc.

6601 W. Broad Street

Richmond, Virginia 23261

Attn: Vice President, Taxes

If to PMI, to:

c/o Philip Morris International Management SA

Avenue de Rhodanie

1001 Lausanne, Switzerland

Attn: Vice President, Taxes

9.11 Entire Agreement. This Agreement contains the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any prior tax sharing agreements, and such prior tax sharing agreements shall have no further force and effect. If and to the extent that the provisions of this Agreement conflict with the Distribution Agreement or any other agreement entered into in connection with the Distribution, the provisions of this Agreement shall control. If and to the extent that the rights and obligations with respect to Philip Morris Duty Free Inc. (as a direct or indirect Subsidiary of Altria or PMI, respectively) provided for in this Agreement conflict with the rights and obligations with respect to Philip Morris Duty Free Inc. provided for in the Indemnification Agreement dated as of August 1, 2007 between Philip Morris USA Inc. and PMI, the provisions of this Agreement shall control.

9.12 Section Captions. Section captions used in this Agreement are for convenience and reference only and shall not affect the construction of this Agreement.

9.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (other than the laws regarding choice of laws and conflicts of laws) as to all matters, including matters of validity, construction, effect, performance and remedies; provided, however, that the United States Arbitration Act, 9 U.S.C. §§ 1-16 (as may be amended from time to time) shall govern the matters described in Section 9.05 of this Agreement.

9.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

9.15 Waivers and Amendments. This Agreement shall not be waived, amended or otherwise modified except in writing, duly executed by all of the Parties hereto.

9.16 Effective Date. This Agreement shall be effective as of the Distribution Date.

9.17 Termination. The Agreement shall remain in force and be binding so long as the applicable period of assessments (including extensions) remains unexpired for any taxes contemplated by the Agreement.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

ALTRIA GROUP, INC.

By:
Name:	Dinyar S. Devitre
Title:	Chief Financial Officer

PHILIP MORRIS INTERNATIONAL INC.

By:
Name:	Hermann Waldemer
Title:	Chief Financial Officer